Exhibit 10.7

BLEND LABS, INC.

OUTSIDE DIRECTOR COMPENSATION POLICY

Adopted and approved June 16, 2021

Blend Labs, Inc. (the “Company”) believes that the granting of compensation to its members of the Board of Directors (the “Board,” and members of the Board, the “Directors”) represents an effective tool to attract, retain, and reward Directors who are not employees of the Company (the “Outside Directors”). This Outside Director Compensation Policy (the “Policy”) is intended to formalize the Company’s policy regarding the compensation to its Outside Directors. Unless otherwise defined herein, capitalized terms used in this Policy will have the meaning given to such terms in the Company’s 2021 Equity Incentive Plan (the “Plan”), or if the Plan is no longer in place, the meaning given to such terms or any similar terms in the equity plan then in place. Each Outside Director will be solely responsible for any tax obligations incurred by such Outside Director as a result of the payments such Outside Director receives under this Policy.

This Policy will be effective as of the effective date of the first registration statement that is filed by the Company and declared effective pursuant to Section 12(b) of the Exchange Act, with respect to any class of the Company’s securities (the “Registration Statement”) (such date, the “Effective Date”), but no compensation will be paid hereunder prior to January 1, 2022 for anyone who is serving as an Outside Director as of the Effective Date.

1.	COMPENSATION

Annual Retainer

Starting on January 1, 2022, each Outside Director who has not entered into an Outside Director Letter (as defined below) will be eligible to receive an annual retainer of $400,000 (the “Annual Retainer”) for services performed during the then-current calendar year. There are no per-meeting attendance fees for attending Board meetings. Any portion of the Annual Retainer that the Outside Director does not elect to forego in favor of receiving Retainer Options (as defined below) in accordance with the provisions of Section 2 of this Policy will be paid in cash in approximately equal monthly installments on the fifteenth (15th) day of each calendar month in the then-current calendar year, subject to the individual continuing to remain an Outside Director on the applicable payment date.

If an individual first becomes an Outside Director after January 1 of any calendar year, such Outside Director will receive a pro-rated portion of the Annual Retainer with such pro-rated amount equal to the Annual Retainer multiplied by a fraction with a numerator equal to the number of calendar months remaining in the calendar year in which the individual first becomes an Outside Director (with the month the individual first becomes an Outside Director counted as a remaining calendar month) and a denominator equal to 12. For purposes of example only, if an individual first becomes an Outside Director on April 15, the Outside Director will receive an Annual Retainer of $300,000 or ((9/12) * $400,000) for such calendar year.

The Board in its discretion may change and otherwise revise the terms of the compensation granted under this Policy, including, without limitation, the amount of compensation to be paid, on or after the date the Board determines to make any such change or revision.

2.	ELECTION TO RECEIVE OPTIONS IN LIEU OF ANNUAL RETAINER

Retainer Options

Each Outside Director may elect to convert all or a portion of his or her Annual Retainer into a number of Options (“Retainer Options,” and such election, a “Retainer Option Election”). The number of Shares subject to each Retainer Option will be equal to the quotient of (i) 1/12th of the dollar value of the Annual Retainer that the Outside Director elects to forego over the course of the annual period covered by a Retainer Option Election in favor of receiving Retainer Options divided by (ii) the Value on the grant date of the applicable Retainer Option, provided that the number of Shares covered by each Retainer Option shall be rounded to the nearest whole Share using standard rounding principles (i.e., 0.5 or higher, round up, and below 0.5, round down). By way of example, if the Annual Retainer for the annual period covered by a Retainer Option Election is $400,000, and the Outside Director elects to convert 50% of the Annual Retainer into Retainer Options, and the Value to purchase one Share on the grant date of the applicable Retainer Option is $10, the Outside Director would receive a Retainer Option to purchase 1,667 Shares ((1/12th) * $200,000) / $10/Share = 1,667 Shares). Notwithstanding the foregoing, if an Outside Director first becomes an Outside Director after January 31 of a calendar year, the number of Shares subject to each Retainer Option will be calculated based on the number of Retainer Option grant dates remaining in the applicable calendar year. Retainer Options shall be subject to certain terms and conditions as provided for in Section 3 of this Policy.

Retainer Option Election Mechanics

Each Retainer Option Election must be submitted to Stock Administration in the form and manner specified by the Board or Compensation Committee. An individual who fails to make a timely Retainer Option Election shall not receive Retainer Options and instead shall receive the full Annual Retainer payable in cash. Retainer Option Elections must comply with the following timing requirements:

a.

Initial Election. Each individual who first becomes an Outside Director may make a Retainer Option Election with respect to the Annual Retainer relating to services to be performed during the period commencing on the start of the individual’s service as an Outside Director and ending on December 31 of the calendar year such individual first becomes an Outside Director (such election, the “Initial Election”). The Initial Election must be submitted to Stock Administration on or prior to the date that the individual first becomes an Outside Director (the “Initial Election Deadline”), and the Initial Election shall become irrevocable effective as of the Initial Election Deadline.

b.	Annual Election. Subject to the last sentence of this paragraph, by no later than December 31 of each calendar year, or such earlier deadline as may be established by the

Board or the Compensation Committee, in its discretion (the “Annual Election Deadline”), each individual who is an Outside Director as of immediately prior to the Annual Election Deadline may make a Retainer Option Election with respect to Annual Retainers relating to services to be performed during the next calendar year (such period, an “Annual Compensation Period,” and such election, the “Annual Election”). The Annual Election must be submitted to Stock Administration on or prior to the applicable Annual Election Deadline and shall become irrevocable effective as of the Annual Election Deadline. For avoidance of doubt, the Annual Election Deadline hereunder for the Annual Retainer earned for services performed during the Annual Compensation Period commencing on January 1, 2022 will be no later than December 31, 2021.

c.

Change in Retainer Cash Payments. If an Outside Director makes a Retainer Option Election with respect to an Annual Retainer for a calendar year, but (i) if the Outside Director’s Annual Retainer is increased during such period, the Outside Director must receive the increased amount of Annual Retainer in cash payable in accordance with the terms of Section 1 of this Policy, or (ii) if the Annual Retainer is decreased during such period, no change will be made to any already granted Retainer Option(s), with the number of Shares subject to any Retainer Options granted after such decrease adjusted to reflect the decrease.

Terms of Retainer Options

a.

Grant Date. Each Retainer Option will be granted on the last calendar day of each month of the calendar year to which the Retainer Option Election applies, subject to the individual continuing to remain an Outside Director on the applicable grant date; provided, however, that if the last calendar day of the month is not a Trading Day, the Retainer Option will be granted on the previous Trading Day prior to such date.

b.	Vesting Schedule. Each Retainer Option will be fully vested on the grant date.

c.

Value. For purposes of this Policy, “Value” means, with respect to a Retainer Option, its grant date value calculated in accordance with the Black-Scholes option valuation methodology, or such other methodology the Board or Compensation Committee may determine prior to the grant of the Retainer Option becoming effective, as applicable.

d.	Type of Option. Each Retainer Option will be a Nonstatutory Stock Option.

e.	Term of Retainer Option. Each Retainer Option will have a 10-year term from the grant date, subject to earlier termination as provided in the Plan.

f.	Fair Market Value. The exercise price per Share of each Retainer Option will equal 100% of the Fair Market Value of one Share on the grant date of such Retainer Option.

g.

Automatic and Nondiscretionary. All grants of Retainer Options pursuant to Section 2 of this Policy will be automatic and nondiscretionary, except as otherwise provided herein, and will be made in accordance with the terms of the Plan, the form of stock option agreement adopted for use thereunder and this Policy.

3.	TRAVEL EXPENSES

Each Outside Director’s reasonable, customary, and documented travel expenses to Board meetings will be reimbursed by the Company.

4.	ADDITIONAL PROVISIONS

All provisions of the Plan not inconsistent with this Policy will apply to Awards granted to Outside Directors.

5.	LIMITATIONS

No Outside Director may be issued, in any Fiscal Year, cash payments (including under Section 1 above) or Awards (including Retainer Options) with a Value greater than $800,000. Any Awards or other compensation granted to an individual for his or her services as an Employee, or for his or her services as a Consultant other than an Outside Director, will be excluded for purposes of the limitations under this Section 5.

6.	SECTION 409A

In no event will cash compensation or expense reimbursement payments under this Policy be paid after the later of (a) the fifteenth (15th) day of the third (3rd) month following the end of the Company’s fiscal year in which the compensation is earned or expenses are incurred, as applicable, or (b) the fifteenth (15th) day of the third (3rd) month following the end of the calendar year in which the compensation is earned or expenses are incurred, as applicable, in compliance with the “short-term deferral” exception under Section 409A of the Internal Revenue Code of 1986, as amended, and the final regulations and guidance thereunder, as may be amended from time to time (together, “Section 409A”). It is the intent of this Policy that this Policy and all payments hereunder be exempt from or otherwise comply with the requirements of Section 409A so that none of the compensation to be provided hereunder will be subject to the additional tax imposed under Section 409A, and any ambiguities or ambiguous terms herein will be interpreted to be so exempt or comply. In no event will the Company reimburse an Outside Director for any taxes imposed or other costs incurred as a result of Section 409A.

7.	OUTSIDE DIRECTOR OFFER LETTERS

Notwithstanding the foregoing, if, as of the Effective Date, an Outside Director has entered into a letter agreement with the Company that governs his or her compensation as a member of the Board (such letter, an “Outside Director Letter”), such Outside Director will not be eligible to receive compensation under the terms of this Policy until the equity award or other compensation has fully vested or been earned. For the year in which the Outside Director has earned or otherwise vested in the totality of the compensation set forth in the Outside Director Letter, then for such calendar year the Outside Director will be entitled to receive a prorated amount of the Annual Retainer for such calendar year.

8.	REVISIONS

The Board or any Committee designated by the Board may amend, alter, suspend, or terminate this Policy at any time and for any reason. No amendment, alteration, suspension, or termination of this Policy will materially impair the rights of an Outside Director with respect to compensation that already has been paid or awarded, unless otherwise mutually agreed between the Outside Director and the Company. Termination of this Policy will not affect the Board’s or the Compensation Committee’s ability to exercise the powers granted to it under the Plan with respect to Awards granted under the Plan pursuant to this Policy prior to the date of such termination.